UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2010

EPIC ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-31357	94-3363969
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(I.R.S. Employer Identification Number)

1450 Lake Robbins Dr., Suite 160
The Woodlands, TX 77830
(Address of principal executive offices) (Zip Code)

(281) 419-3742
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 4, 2010, Epic Energy Resources, Inc. (“Epic”), as borrower, and Castex New Ventures, L.P. (“Castex”), as lender, entered into a bridge loan note (the “Note”) in an aggregate amount of up to $500,000.00 at any time outstanding to be used for general corporate purposes.  The Note bears interest at the rate of ten percent (10%) per annum.  All principal outstanding on the Note is payable at maturity, which is the earliest of (i) three (3) business days following written demand to Epic from Castex, (ii) June 1, 2010, and (iii) the date on which Castex’s obligation to make additional loans to Epic is terminated pursuant to a default, as that term is defined in the Note (such earliest date, the “Maturity Date”).  Interest is payable on the date of any repayment of any loans and on the Maturity Date.

The Note contains customary events of default.  Upon any default or at any time during the continuation thereof, Castex may, at its option and subject to applicable law, increase the interest rate on loans outstanding under the Note to a rate of 12 percent (12%) per annum.

Epic expects to refinance the Note in the near term.

Al Carnrite, the Company’s Chairman, is an officer of the General Partner of Castex.  Mr. Carnrite abstained from voting on the approval of this loan by the Company. All of the members of the Board of Directors, other than Mr. Carnrite, voted in favor of the transaction following a determination that the terms and conditions of this Note are commercially reasonable and were arrived at based upon arms’ length negotiations.

The description of the Note set forth above does not purport to be complete and is qualified in its entirety by reference to the Bridge Loan Note which is filed hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

10.1	Bridge Loan Note dated as of March 4, 2010, between Epic Energy Resources, Inc., as borrower, and Castex New Ventures, L.P., as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2010

Epic Energy Resources, Inc.
(Registrant)

By:	/s/ Michael Kinney
Michael Kinney, Chief Financial Officer